090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150157911-62
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 04/06/2015 2:10 PM
	Entity Number E0701642007-5

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Livewire Ergogenics, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article THREE of the Company's amended Articles of Incorporation shall be amended to set forth that the number of shares with par value shall be 1,500,000,000.

The first paragraph of Article EIGHT of the Company's amended Articles of Incorporation shall be replaced in its entirety with a new paragraph which shall read as follows:

"The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.0001, of which the Corporation shall have the authority to issue 1,490,000,000 shares."

(continued on Exhibit A)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.5%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

(continued from Section 2 of Certificate of Amendment to Articles of Incorporation)

"The class of Common Stock shall be divided into two series consisting of 1,489,000,000 shares of regular Common Stock and 1,000,000 shares of Series A Common Stock. Except as expressly set forth herein, shares of regular Common Stock and shares of Series A Common Stock shall be identical in all respects. Each share of Series A Common Stock shall entitle the holder to cast two hundred (200) votes. Each share of Series A Common Stock may be converted at the option of the holder into one share of regular Common Stock by surrendering to the Corporation the certificate or certificates evidencing the shares of Series A Common Stock to be converted together with a written request that the shares be so converted. Holders of regular Common Stock and Series A Common Stock shall vote together as a single class on all matters as to which holders of the class of Common Stock are entitled to vote, except as may be otherwise required by law. The second class of stock shall be preferred stock, par value $0.0001, of which the Corporation shall have the authority to issue 10,000,000 shares. The preferred stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors."